FORM 4
[ ]Check box if no longer         U.S. SECURITIES AND EXCHANGE COMMISSION
subject to Section 16.                    Washington, D.C. 20549
Form 4 or Form 5 obligations
may continue.  See Instruc-     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
tion 1(b).
       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
          Section 17(a) of the Public Utility Holding Company Act of 1935 or
                Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person|2. Issuer Name and Ticker or Trading
Hardwick          T.           Chandler|   Symbol
(Last)         (First)         (Middle)|   Chris-Craft Industries, Inc. (CCN)
       Headmaster, Blair Academy       |-------------------------------------
       Park Street, P.O. Box 600       |3. IRS or Social Security Number of
              (Street)                 |   Reporting Person (Voluntary)
Blairstown        NJ              07825|
(City)         (State)            (Zip)|
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4. Statement of Month/Year|5. If Amendment, Date of Original (Month/Year)
     04/00                |
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6. Relationship of Reporting Person to   |7. Individual or Joint/Group Filing
   Issuer (Check all applicable)         |
                                         |   x  Form filed by one Reporting
   x  Director            10% Owner      |  --- Person
  ---                 ---                |
      Officer (give       Other          |      Form filed by more than one
  --- title below)    --- (specify below)|  --- Reporting Person
                                         |
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Table I - Non-Derivative Securties Acquired, Disposed of, or Beneficially Owned

1. Title of security     2.Transaction     3.Transaction      4.Securities       5.Amount of         6.Ownership     7.Nature of
                           Date              Code               Acquired (A)       Securities          Form:           Indirect
                          (Month/Day/Year)                      or Disposed        Beneficially        Direct (D)      Beneficial
                                                                of (D)             Owned at End        Indirect (I)    or Ownership
                                                                                   of Month
                                                           Amount (A)  Price
                                                                  or
                                             Code   V             (D)
Common stock              04/24/2000         M             5967   A    29.113      6994                 D

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                 Table II-Derivative Securities Acquired, Disposed of,
                          or Beneficially Owned (e.g. puts, calls, warrants, options, convertible securities)

1. Title of            2. Conversion or     3. Transaction  4. Transaction  5. Number of        6. Date
   Derivative             Exercise Price       Date            Code            Derivative          Exercisable
   Security               of Derivative        (Month/                         Securities          and Expiration
                          Security             Day/Year)                       Acquired (A)        Date
                                                                               or Disposed         (Month/Day/Year)
                                                                               of (D)              Date         Expiration
                                                               Code  V         (A)      (D)        Exercisable  Date
Director stock option
  (right to buy)          29.113               04/24/00        M               --       5967       04/27/95     04/26/00

7. Title and Amount of       8. Price of             9. Number of            10. Ownership     11. Nature
   Underlying Securities        Derivative              Derivative               Form of           of
                                Security                Securities               Derivative        Indirect
                                                        Beneficially             Security:         Beneficial
                                                        Owned at End             Direct (D)        Ownership
                                                        of Month                 or
                                                                                 Indirect (I)
Title           Number
                of Shares
Common stock    5967            --                      -0-                      D

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Explanation of Responses:

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**Intentional misstatements or omissions of facts constitute Federal
Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.




  /s/ T. Chandler Hardwick, III                  May 4, 2000
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   **Signature of Reporting Person                  Date